Exhibit 99.1

Gouverneur Bancorp, Inc. Announces Fiscal 2026 Fourth Quarter and Fiscal Year Results

Gouverneur, New York, October 28, 2026:  Gouverneur Bancorp, Inc. (OTCQB: GOVB) (the “Company”), the holding company for Gouverneur Savings and Loan Association (the “Bank”), today announced the Company’s results for the fourth quarter and full fiscal year ended September 30, 2026.

The Company reported a net loss of $3.1 million, or $2.97 per basic and diluted share, for the quarter ended September 30, 2026, compared to net income of $238,000, or $0.24 per basic and diluted share, for the quarter ended September 30, 2025. The Company reported adjusted net income(1) of $241,000, or $0.23 per basic and diluted share, for the quarter ended September 30, 2026.

The Company also reported a net loss of $2.3 million, or $2.25 per basic and diluted share, for the fiscal year ended September 30, 2026, compared to net income of $733,000, or $0.72 per basic and diluted share, for the fiscal year ended September 30, 2025. The Company reported adjusted net income(1) of $984,000, or $0.95 per basic and diluted share, for the fiscal year ended September 30, 2026.

Balance Sheet Restructuring and Other Notable Items

As previously announced, during the fourth quarter of fiscal 2026, the Company executed a strategic balance sheet restructuring designed to improve future earnings, enhance net interest margin and strengthen the Company’s overall balance sheet position. As part of this initiative, the Company sold approximately $24.0 million of available-for-sale investment securities, resulting in a pretax loss of approximately $2.0 million. Additionally, the Company sold a 95% participation interest in a portfolio of lower-yielding loans with outstanding principal balances of approximately $20.0 million. The participation sale represented approximately $18.7 million in principal balances, resulting in a pretax loss of approximately $2.0 million and generating net proceeds of approximately $16.4 million. The Company retained the remaining 5% participation interest and continues to service the loans, preserving its existing customer relationships.

Proceeds from the restructuring transactions have been used to repay higher-cost borrowings and reinvest approximately $11.6 million in higher-yielding, shorter-duration investment securities to support the Company’s ongoing collateral and pledging requirements. Additionally, the Company invested approximately $9.0 million in a laddered portfolio of short-term U.S. Treasury securities to generate additional interest income while maintaining liquidity to support future loan demand. The Company continued to experience strong loan demand during the fourth quarter, contributing to record loan origination volume for the fiscal year ended September 30, 2026. The restructuring, combined with the Company’s continued loan production, is expected to improve ongoing earnings performance through reduced funding costs, improved asset yields and a more favorable interest rate risk profile. As the Company continues to redeploy the remaining proceeds into higher-yielding earning assets, the financial benefits of the restructuring are expected to be realized progressively over future reporting periods.

In addition to the restructuring transactions, the Company recognized a $215,000 provision for credit losses during the fourth quarter of fiscal 2026 primarily associated with the resolution of previously

(1)	As used in this press release, adjusted net income is a non-GAAP financial measure. This measure excludes certain items impacting reported earnings, including losses recognized on the sales of investment securities and loan participations, accelerated recognition of deferred loan fees associated with the loan participation sale, and certain charges related to the resolution of previously identified overdraft balances, together with the related income tax effects. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see “Reconciliation of Non-GAAP Measures.”

identified overdraft balances, as well as a $24,000 charge related to other overdraft adjustments. The Company also recognized approximately $91,000 of income from the accelerated recognition of deferred loan fees associated with the loan participation sale. These items, together with the losses recognized on the securities and loan sales, impacted reported earnings for the fourth quarter and fiscal year ended September 30, 2026. The Company has provided adjusted net income, a non-GAAP financial measure, to supplement its reported financial results, with a reconciliation to the most directly comparable GAAP financial measures included in the accompanying financial tables.

Summary of Financial Results

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans and securities, and the interest we pay on our interest-bearing liabilities, consisting primarily of savings and club accounts, NOW and money market accounts and time certificates. Our results of operations also are affected by our provisions for credit losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges, earnings on bank owned life insurance and loan servicing fees. Non-interest expense currently consists primarily of salaries and employee benefits, directors’ fees, occupancy and data processing expense and professional fees. Our results of operations also may be affected significantly by other factors including, but not limited to, general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Total assets decreased by $6.8 million, or 3.44%, from $198.5 million at September 30, 2025 to $191.7 million at September 30, 2026.  Securities-available-for sale decreased $8.3 million, or 20.39%, from $40.9 million as of September 30, 2025, to $32.6 million as of September 30, 2026. The decrease was primarily due to the sale of investment securities as part of the Company’s balance sheet restructuring, partially offset by reinvestment in higher-yielding securities. Net loans decreased by $6.4 million or 4.88%, from $131.5 million at September 30, 2025 to $125.1 million at September 30, 2026, primarily due to the sale of loan participations during the fourth quarter, partially offset by strong loan origination activity throughout the fiscal year.  Cash and cash equivalents increased $7.3 million, from $4.7 million at September 30, 2025 to $11.9 million at September 30, 2026, reflecting additional liquidity available for future loan growth and balance sheet repositioning.

Deposits increased by $0.8 million, or 0.54%, to $155.6 million at September 30, 2026 from $154.8 million at September 30, 2025 due to seasonal activity from commercial deposit relationships, partially offset by a slight decrease in municipal deposits. At September 30, 2026, the Company had no outstanding advances from the Federal Home Loan Bank of New York (the “FHLBNY”), compared to $7.0 million in FHLBNY advances at September 30, 2025, reflecting the repayment of higher-cost borrowings as part of the Company’s balance sheet restructuring. The Bank did not hold any brokered deposits at either September 30, 2026 or September 30, 2025.

Shareholders’ equity was $30.0 million at September 30, 2026, representing a decrease of 6.50% from the September 30, 2025 balance of $32.1 million. The decrease was primarily attributable to the net loss recognized during fiscal 2026, the repurchase of common stock, which was returned to authorized but unissued status by the Company, and by the declaration and payment of dividends, partially offset by a $0.5 million improvement in accumulated other comprehensive loss. The improvement in accumulated other comprehensive loss reflected the combined effects of the realization of previously unrealized losses on investment securities sold as part of the balance sheet restructuring and changes in the market value of the remaining securities portfolio. The Company declared cumulative dividends of $0.18 per share totaling $191,000 during fiscal year 2026, paid in November 2025 and May 2026.  The Company’s book value was $28.35 per common share based on 1,059,027 shares issued and outstanding at September 30, 2026. The Company’s book value was $30.55 per common share based on 1,050,945 shares issued and outstanding at September 30, 2025.

Total interest income increased $192,000, or 8.76%, from $2.2 million for the quarter ended September 30, 2025 to $2.4 million for the quarter ended September 30, 2026 due to an increase in interest income on loans and short-term investments, partially offset by a decrease in interest income from investments in taxable and non-taxable securities. Interest income on loans increased $220,000, or 12.46%, from $1.8 million for the quarter ended September 30, 2025 to $2.0 million for the quarter ended September 30, 2026. For the year ended September 30, 2026, total interest income increased $435,000, or 5.02%, from $8.7 million for the year ended September 30, 2025 to $9.1 million. Interest income on loans increased $646,000, or 9.42%, from $6.9 million in fiscal 2025 to $7.5 million in fiscal 2026, primarily due to strong loan origination activity and loan repricing, partially offset by the sale of loan participations during the fourth quarter.

Total interest expense decreased $16,000, or 4.36%, from $367,000 for the quarter ended September 30, 2025 to $351,000 for the quarter ended September 30, 2026. Interest expense on deposits decreased $10,000, from $356,000 for the quarter ended September 30, 2025 to $346,000 for the quarter ended September 30, 2026, primarily due to a decrease in retail deposit rates. For the fiscal year ended September 30, 2026, total interest expense remained relatively unchanged at $1.5 million compared to fiscal 2025. Interest expense on deposits decreased $127,000, or 8.43%, from $1.5 million in fiscal 2025 to $1.4 million in fiscal 2026, primarily due to lower rates paid on time certificates. The decrease was substantially offset by increased interest expense on FHLBNY borrowings during fiscal 2026, which were subsequently repaid as part of the Company’s balance sheet restructuring.

Net interest margin, which represents net interest income as a percentage of average interest-earning assets, was 4.66% and 4.12% for the quarters ended September 30, 2026 and 2025, respectively, and 4.29% and 4.08% for the fiscal years ended September 30, 2026 and 2025, respectively. Net interest margin increased primarily due to higher yields on interest-earning assets, continued loan production and repricing, and lower funding costs.

Non-interest income decreased $4.2 million, from income of $347,000 for the quarter ended September 30, 2025 to a loss of $3.8 million for the quarter ended September 30, 2026, primarily due to pretax losses of approximately $4.0 million total on the sales of investment securities and loan participations associated with the Company’s balance sheet restructuring. For the year ended September 30, 2026, non-interest income decreased $4.0 million, from income of $1.1 million in fiscal 2025 to a loss of $3.0 million in fiscal 2026, primarily attributable to the restructuring losses. Non-interest income also benefited from a $103,000 bank-owned life insurance death benefit recognized during the first quarter of fiscal 2026.

Non-interest expense increased $42,000 for the quarter ended September 30, 2026, compared to the quarter ended September 30, 2025. This was primarily due to a $88,000 increase in other operating expenses from higher supplemental retirement plan expenses, increased ATM card processing costs, and higher credit bureau fees resulting from increased lending activity. For the year ended September 30, 2026, non-interest expenses increased $131,000, or 1.78%, compared to the same period in fiscal 2025. This was primarily due to an increase in building, occupancy and equipment expense and the non-recurrence of a recovery recognized in miscellaneous expense during the prior-year period. Foreclosed asset expenses decreased $61,000 to a net benefit of $37,000 for the year ended September

30, 2026, compared to a net expense of $24,000 for the year ended September 30, 2025. The change was primarily due to a favorable fair value adjustment and subsequent gain on the sale of one foreclosed property and the sale of a different foreclosed property during the year ended September 30, 2026.

Financial and Operational Metrics (GAAP) – The following information is unaudited and preliminary and based on the Company’s current data available at the time of presentation and is subject to change.

	As of	As of
	9/30/2026	9/30/2025

	(In Thousands)
	(unaudited)
Statement of Condition
Assets
Cash and Cash Equivalents	$11,942	$4,659
Securities Available-for-Sale	32,585	40,931
Loans Receivable, Net of Allowance for Credit
Losses and Deferred Loan Fees	125,090	131,504
Premises and Equipment, Net	3,114	2,904
Goodwill and Intangible Assets	5,410	5,531
Accrued Interest Receivable and Other Assets	13,556	12,999
Total Assets	$191,697	$198,528

Liabilities and Shareholders’ Equity
Deposits	$155,618	$154,780
FHLB Advances	—	7,000
Accrued Interest Payable and Other Liabilities	6,059	4,640
Total Liabilities	161,677	166,420

Common Stock	11	11
Additional Paid in Capital	6,360	6,514
Unearned Common Stock held by ESOP	(463)	(501)
Retained Earnings	26,464	28,972
Accumulated Other Comprehensive Loss	(1,677)	(2,187)
Authorized but Unissued Stock	(675)	(701)
Total Shareholders’ Equity	30,020	32,108
Total Liabilities and Shareholders’ Equity	$191,697	$198,528

	For the Three Months Ended		For the Fiscal Year Ended
	9/30/2026	9/30/2025	9/30/2026	9/30/2025

	(In Thousands except per share data)
	(unaudited)		(unaudited)
Statement of Earnings
Interest Income	$2,385	$2,193	$9,101	$8,666
Interest Expense	351	367	1,519	1,518
Net Interest Income	2,034	1,826	7,582	7,148

Less: Provision for Credit Loss	215	32	245	59
Net Interest Income After Provision for Credit Loss	1,819	1,794	7,337	7,089

Non-interest Income (Loss)	(3,804)	347	(2,978)	1,055
Non-interest Expenses	1,919	1,877	7,482	7,351

Income (Loss) Before Income Tax Expense (Benefit)	(3,904)	264	(3,123)	793
Less: Income Tax Expense (Benefit)	(844)	26	(806)	60
Net Income (Loss)	$(3,060)	$238	$(2,317)	$733

Performance Ratios
Basic and Diluted Earnings (Losses) per Share	$(2.97)	$0.24	$(2.25)	$0.72
Annualized Return on Average Assets	(6.20)%	0.48%	(1.17)%	0.37%
Annualized Return on Average Equity	(38.63)%	2.99%	(7.26)%	2.31%
Net Interest Margin	4.66%	4.12%	4.29%	4.08%

Reconciliation of Non-GAAP Measures

To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“ GAAP”), we used the following non-GAAP financial measures: Adjusted Interest Income, Adjusted Net Interest Income, Adjusted Provision for Credit Loss, Adjusted Non-interest Income, Adjusted Non-interest Expense, Adjusted Earnings Before Income Tax (AEBIT), Adjusted Income Tax, and Adjusted Net Income.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring business operating results. For fiscal 2026, these adjustments primarily relate to losses recognized on the sales of investment securities and loan participations associated with the Company’s balance sheet restructuring, accelerated recognition of deferred loan fees associated with the loan participation sale, certain provision for credit losses and expenses associated with the resolution of previously identified overdraft balances.

We believe these non-GAAP financial measures facilitate management’s internal comparisons to our historical financial performance and provide investors with greater transparency regarding the Company’s underlying operating results. These non-GAAP financial measures are also used by management in evaluating financial performance, developing operating plans and making strategic decisions. By excluding certain items that management believes may not be representative of ongoing operations, these measures may assist investors and analysts in evaluating the Company’s performance across reporting periods.

There are a number of limitations related to the use of non-GAAP financial measures, including that these measures may not be comparable to similarly titled measures used by other companies and exclude items that affected our results for the periods presented.  In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluate these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

Adjusted Interest Income.  We define Adjusted Interest Income as total interest income, excluding certain items that management believes may not be indicative of recurring business operating results. For fiscal 2026, this adjustment reflects the accelerated recognition of deferred loan fees associated with the sale of loan participations as part of the Company’s balance sheet restructuring.

Adjusted Net Interest Income.  We define Adjusted Net Interest Income as net interest income adjusted to exclude the accelerated recognition of deferred loan fees associated with the loan participation sale. Management believes this measure provides supplemental information regarding the Company’s net interest income excluding the impact of this transaction.

Adjusted Provision for Credit Loss.  We define Adjusted Provision for Credit Loss as the provision for credit losses, excluding certain charges associated with the resolution of previously identified overdraft balances. For fiscal 2026, this adjustment reflects $210,000 provision for credit losses recognized in connection with the resolution of these balances. Management believes presenting this measure provides supplemental information regarding the Company’s credit loss expense excluding the impact of this identified matter.

Adjusted Non-Interest Income.  We define Adjusted Non-Interest Income as total non-interest earnings excluding certain items that management believes may not be indicative of our recurring business operating results. For fiscal 2026, these adjustments include losses recognized on the sales of investment securities and loan participations associated with the Company’s balance sheet restructuring.

Adjusted Non-Interest Expense.  We define Adjusted Non-Interest Expense as total non-interest expense, excluding certain expenses that management believes may not be indicative of recurring business operating results. For fiscal 2026, this adjustment includes $24,000 of expenses associated with the resolution of previously identified overdraft balances. Management believes this measure provides supplemental information regarding the Company’s operating expenses excluding the impact of this identified matter.

Adjusted Earnings Before Income Tax (“AEBIT”). We define AEBIT as net income before income tax, excluding certain items that management believes may not be indicative of recurring business operating results. For fiscal 2026, these adjustments include the aforementioned items affecting non-interest income, and certain provision for credit losses and expenses related to the resolution of previously identified overdraft balances.

We have included AEBIT because it is a key measure used by our management team to evaluate our operating performance, develop future operating plans, and make strategic decisions, including those related to operating expenses.  Management believes AEBIT provides useful supplemental information to investors and others in understanding and evaluating operating results by reducing the effects of certain transactions and expenses that may affect comparability between reporting periods.  AEBIT is not meant as a substitute for the related financial information prepared in accordance with GAAP.

Adjusted Income Tax. We define Adjusted Income Tax as GAAP income tax expense (benefit) plus the income tax effect of the non-GAAP adjustments, calculated at the Company’s statutory federal income tax rate of 21%.

Adjusted Net Income. We define Adjusted Net Income as GAAP net income (loss), adjusted to exclude certain items that management believes may not be indicative of recurring business operating results, together with the related income tax effects. For fiscal 2026, these adjustments primarily include losses recognized on the sales of investment securities and loan participations, accelerated recognition of deferred loan fees, certain provision for credit losses and expenses associated with previously identified overdraft balances. Adjusted Net Income should be considered as a supplement to, and not a substitute for, net income (loss) prepared in accordance with GAAP.

Financial and Operational Metrics (Non-GAAP) – The following information is unaudited and preliminary and based on the Company’s current data available at the time of presentation and is subject to change.

	For the Three Months Ended		For the Fiscal Year Ended
	9/30/2026	9/30/2025	9/30/2026	9/30/2025

	(In Thousands except per share data)
	(unaudited)		(unaudited)
Adjusted Statement of Earnings (Non-GAAP)
Interest Income (GAAP)	$2,385	$2,193	$9,101	$8,666
Less: Accelerated Deferred Loan Fee Income	(91)	—	(91)	—
Adjusted Interest Income(2)	2,294	2,193	9,010	8,666
Interest Expense	351	367	1,519	1,518
Adjusted Net Interest Income(2)	1,943	1,826	7,491	7,148

Provision for Credit Loss (GAAP)	215	32	245	59
Less: Overdraft-related Provision	(210)	—	(210)	—
Adjusted Provision for Credit Loss(2)	5	32	35	59

Adjusted Net Interest Income After Provision for Credit Loss(2)	1,938	1,794	7,456	7,089

Non-interest Income (Loss), (GAAP)	(3,804)	347	(2,978)	1,055
Add: Securities Sale Loss	2,002	—	2,002	—
Add: Loan Participation Sale Loss	2,033	—	2,033	—
Adjusted Non-interest Income(2)	231	347	1,057	1,055

Non-interest Expenses (GAAP)	1,919	1,877	7,482	7,351
Less: Overdraft-related Expense	(24)	—	(24)	—
Adjusted Non-interest Expense(2)	1,895	1,877	7,458	7,351

Adjusted Income Before Income Tax Expense(2)	274	264	1,055	793

Income Tax Expense (Benefit)	(844)	26	(806)	60
Add: Tax Effect of Non-GAAP Adjustments	877	—	877	—
Adjusted Income Tax Expense(2)	33	26	71	60

Adjusted Net Income (Non-GAAP)(2)	$241	$238	$984	$733

Performance Ratios (Non-GAAP)
Adjusted Basic and Diluted Earnings per Share	$0.23	$0.24	$0.95	$0.72
Adjusted Annualized Return on Average Assets	0.49%	0.48%	0.50%	0.38%
Adjusted Annualized Return on Average Equity	3.04%	2.99%	3.08%	2.33%
Adjusted Net Interest Margin	4.45%	4.12%	4.24%	4.08%

(2)	“Adjusted Interest Income”, “Adjusted Net Interest Income”, Adjusted Provision for Credit Loss”, “Adjusted Non-interest Income”, “Adjusted Non-interest Expense”, “Adjusted Earnings Before Income Tax”, “Adjusted Income Tax”, and “Adjusted Net Income” are non-GAAP measures. See “Reconciliation of Non-GAAP Measures” herein for an explanation and reconciliation of non-GAAP measures used throughout this release.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income

	For the Three Months Ended		For the Fiscal Year Ended
	9/30/2026	9/30/2025	9/30/2026	9/30/2025

	(In Thousands except per share data)
	(unaudited)

Net Income (Loss) - GAAP	$(3,060)	$238	$(2,317)	$733

Add: Loss on Sale of Investment Securities	2,002	—	2,002	—
Add: Loss on Sale of Loan Participations	2,033	—	2,033	—
Less: Accelerated Deferred Loan Fee Income	(91)	—	(91)	—
Add: Overdraft-related Provision for Credit Losses	210	—	210	—
Add: Overdraft-related Non-interest Expense	24	—	24	—
Total Pretax Adjustments	4,178	—	4,178	—

Tax Effect of Non-GAAP Adjustments	(877)	—	(877)	—

Adjusted Net Income - Non-GAAP	$241	$238	$984	$733

About Gouverneur Bancorp, Inc.

Gouverneur Bancorp, Inc. is the holding company for Gouverneur Savings and Loan Association, which is a New York chartered savings and loan association founded in 1892 that offers deposit and loan services for businesses, families and individuals.  At September 30, 2026, Gouverneur Bancorp, Inc. had total assets of $191.7 million, total deposits of $155.6 million and total shareholders’ equity of $30.0 million.

Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, among others, the following: our ability to recognize the anticipated benefits of the strategic balance sheet repositioning transactions that we implemented in the fourth quarter of fiscal 2026 in accordance with expected earn-back timelines or at all; our ability to successfully implement our current capital management strategies, including with respect to the adoption of future stock repurchase programs and the continued payment of cash dividends; changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the impact of changing political conditions or federal government shutdowns; the effect of acts of terrorism, war or pandemics, including on our credit quality and business operations, as well as on general economic and financial market conditions; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows and our ability to effectively manage liquidity; competition; demand for financial services in our market area;

changes in real estate market values in our market area; changes in relevant accounting principles and guidelines; our ability to attract and retain key employees; our ability to maintain the security of our data processing and information technology systems; and that the Company may not be successful in the implementation of its business strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2025 and other reports the Company files with the SEC, which are available through the SEC’s EDGAR website located at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company and the Bank assume no obligation to update any forward-looking statements.

For more information, contact Stephen Jefferies, President and Chief Executive Officer at (315) 287-2600.